PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(B)(4)
TO PROSPECTUS DATED FEBRUARY 8, 2000                 REGISTRATION NO. 333-93285

                                  $260,000,000

                        LATTICE SEMICONDUCTOR CORPORATION
                  4 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006
                           AND SHARES OF COMMON STOCK

         This prospectus supplement relates to the resale by the selling securityholders of 4 3/4% convertible subordinated notes due 2006 of Lattice Semiconductor Corporation and the shares of common stock, par value of $0.01 per share, of Lattice Semiconductor Corporation issuable upon the conversion of the notes.

         This prospectus supplement should be read in conjunction with the prospectus dated February 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                    PRINCIPAL                              NUMBER OF
                                                 AMOUNT OF NOTES                           SHARES OF
                                                  BENEFICIALLY       PERCENTAGE OF       COMMON STOCK     PERCENTAGE OF
                                                   OWNED THAT           NOTES             THAT MAY BE      COMMON STOCK
NAME                                              MAY BE SOLD        OUTSTANDING           SOLD (1)        OUTSTANDING (2)
---------                                        ---------------     -------------       ------------     ----------------
McMahan Securities Company, L.P.                    $1,000,000                *             24,131              *
BNP Arbitrage SNC                                   $2,000,000                *             48,262              *
Boulder Capital Inc.                                $4,100,000                1.6%          98,938              *
ONEX Industrial Partners Limited                    $2,650,000                1.0%          63,947              *
Boulder II Limited                                  $6,900,000                2.7%         166,505              *
Pebble Capital Inc.                                  $850,000                 *             20,511              *
Quattro Fund LTD                                    $1,000,000                *             24,131              *
Ramius Securities, LLC                              $1,500,000                *             36,196              *

-------------------------


*Less than 1%
(1) Assumes conversion of the full amount of notes held by such holder at the initial conversion price of $41.440 per share; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.
(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 47,926,112 shares of common stock outstanding as of October 2, 1999, treating as outstanding the number of shares of common stock shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's notes but not assuming the conversion of the notes of any other holder.

                                ----------------

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
              AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
                MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                     CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

          The date of this Prospectus Supplement is February 23, 2000.